As filed with the Securities and Exchange Commission on July 30, 2008.

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

FILE NUMBER 811-05908

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II (Name of Registrant as Specified in Its Charter) JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6 (i) (1), or

14a-6 (i) (2) or Item 22(a) (2) or schedule 14A (sent by wire transmission).

[ ] Fee paid previously with preliminary materials.

[X] No fee required.

John Hancock Patriot Premium Dividend Fund II (PDT)

July 30, 2008

Dear Fellow Shareholder:

As an investor in the John Hancock Patriot Premium Dividend Fund II, you are cordially invited to attend the special shareholder meeting on Wednesday, September 3, 2008, at 2:00 P.M., Eastern Time, to be held at John Hancock Funds, 601 Congress Street, Boston, Massachusetts 02210.

Each of the proposals set forth in the enclosed proxy statement, and summarized below, is a non-routine item. A non-routine item is one that does not occur annually and makes a fundamental or material change to a fund’s investment objectives, policies or restrictions, or to the investment management or sub-investment management contracts.

Approve Amendments to the Investment Management Contract

This proposal asks shareholders to approve amendments to the investment management contract: (1) to reflect the inclusion of bank debt in the calculation of the investment management fees; and (2) to remove an advisory fee limitation previously required under state law.

Currently, advisory fees are calculated on the basis of the fund’s net assets, plus the value of the fund’s auction preferred shares. The current fee structure was intended to compensate the adviser on all of the fund’s assets (i.e., including the value of the preferred shares).

As a result of the industry-wide market failure of auction-preferred shares, however, the fund has recently retired those preferred shares. In order to maintain the fund’s leverage, the fund has begun borrowing from banks to replace the assets that had been represented by the fund’s preferred shares. Since the value of the preferred shares is no longer used to calculate the advisory fees, the adviser is only receiving compensation based on the fund’s net assets (which does not include bank debt). In order to compensate the adviser on all of the fund’s “Managed Assets” (which now include bank debt instead of preferred shares), you are being asked to approve the revisions to the investment management contract described in the proxy statement. Several of the other closed-end funds managed by the adviser are charged fees based on the funds’ “Managed Assets.”

Approval of this proposal would not change the rate at which investment management fees are charged.

This proposal also asks that you approve the revision of the investment management contract to remove a provision limiting the advisory fee in accordance with state Blue Sky requirements. The limitation has never been triggered during the fund’s operating history and such limitations are now no longer required as federal law supersedes state investment limitations. Because the limitation is a material term of the investment management contract, however, removing the limitation requires a shareholder vote.

Your proxy statement includes a description of this proposal.

Approve Amendment to the Sub-Investment Management Contract

Related to the proposal described above concerning the investment advisory contract, this proposal asks shareholders to approve an amendment to the sub-investment management contract to reflect the inclusion of bank debt in the calculation of the sub-investment management fees. Similar to the advisory fees described above, sub-advisory fees are currently calculated on the basis of the fund’s net assets plus the value of the fund’s auction preferred shares. The current fee structure was intended to compensate the sub-adviser on all of the fund’s assets (i.e., including the value of the preferred shares).

In order to compensate the sub-adviser on all of the fund’s “Managed Assets” (which now include bank debt instead of preferred shares), you are being asked to approve the revisions to the sub-investment management contract described in the proxy statement. The sub-adviser receives compensation in connection with managing several other closed-end funds (similar to your fund) on the basis of those funds’ “Managed Assets.”

Approval of this proposal would not change the rate at which sub-investment management fees are charged. Your proxy statement includes a description of this proposal.

Although these proposals are presented separately, both proposals must be approved if either contract is to be revised as described in the proxy statement.

Your vote is important!

Please complete the enclosed proxy ballot form, sign it and mail it to us immediately. For your convenience, a postage-paid return envelope has been provided. Your prompt response will help avoid the cost of additional mailings at your fund’s expense.

If you have any questions, please call our closed-end support line at 1-800-852-0218, Monday through Friday, between 9:00 A.M. and 7:00 P.M., Eastern Time.

Thank you in advance for your prompt action on this very important matter.

Sincerely,

/s/ Keith F. Hartstein

Keith F. Hartstein
Chief Executive Officer

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II 601 Congress Street, Boston, Massachusetts 02210 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held on September 3, 2008

This is the formal agenda for your fund’s shareholder meeting. It tells you what matters will be voted on and the time and place of the meeting, in case you want to attend in person.

To the Shareholders of John Hancock Patriot Premium Dividend Fund II:

A shareholder meeting will be held at 601 Congress Street, Boston, Massachusetts 02210, on Wednesday, September 3, 2008, at 2:00 P.M., Eastern Time, to consider the following:

(1)	To approve amendments to the investment management contract to reflect the inclusion of bank debt and other traditional investment leverage in the calculation of the investment management fees, and to remove an expense limitation previously required under state law;

(2)	To approve an amendment to the sub-investment management contract to reflect the inclusion of bank debt and other traditional investment leverage in the calculation of the sub-investment management fees; and

(3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Your Trustees recommend that you vote in favor of both proposals.

Shareholders of record as of the close of business on July 7, 2008, are entitled to notice of and to vote at the fund’s special meeting and at any related follow-up meeting. The proxy statement and proxy card are being mailed to shareholders on or about July 30, 2008.

Whether or not you expect to attend the meeting, please complete and return the enclosed proxy in the accompanying envelope. No postage is necessary if mailed in the United States.

By order of the Board of Trustees, Thomas M. Kinzler Secretary

July 30, 2008

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II 601 Congress Street, Boston, Massachusetts 02210

SPECIAL MEETING OF SHAREHOLDERS To Be Held on September 3, 2008

PROXY STATEMENT

     This proxy statement contains the information you should know before voting on the proposals described in the notice. The John Hancock Patriot Premium Dividend Fund II (the “fund”) will furnish without charge a copy of its Annual Report to any shareholder upon request. If you would like a copy of your fund’s report, please send a written request to the attention of the fund at 601 Congress Street, Boston, Massachusetts 02210 or call John Hancock Funds at 1-800-892-9552.

     This proxy statement is being used by the fund’s Trustees to solicit proxies to be voted at the special meeting of the fund’s shareholders. The meeting will be held at 601 Congress Street, Boston, Massachusetts, on Wednesday September 3, 2008, at 2:00 P.M., Eastern Time.

This proxy statement includes two Proposals, each of which requires the approval of the fund’s shareholders:

Proposal 1

To approve amendments to the investment management contract to reflect the inclusion of bank debt and other traditional investment leverage in the calculation of the investment management fees, and to remove an expense limitation previously required under state law.

Proposal 2

To approve an amendment to the sub-investment management contract to reflect the inclusion of bank debt and other traditional investment leverage in the calculation of the sub-investment management fees.

     If you sign the enclosed proxy card and return it in time to be voted at the meeting, your shares will be voted in accordance with your instructions. Signed proxies with no instructions will be voted FOR each Proposal. If you want to revoke your proxy, you may do so before it is exercised at the meeting by filing a written notice of revocation with the fund at 601 Congress Street, Boston, Massachusetts 02210, by returning a signed proxy with a later date before the meeting or, if attending the meeting and voting in person, by notifying your fund’s secretary (without complying with any formalities) at any time before your proxy is voted.

Record Ownership

     The Trustees have fixed the close of business on July 7, 2008 as the record date to determine which shareholders are entitled to vote at the meeting. Common shareholders are entitled to one vote per share on all business of the meeting or any postponement of the meeting. On the record date, there were 55,368,340 shares of beneficial interest of the fund outstanding.

     The fund’s management does not know of anyone who beneficially owned more than 5% of any class of the fund’s shares outstanding as of the record date, except for the Commerce Group, Inc., 211 Main Street, Webster, Massachusetts 01570, which owned 24.58% of the fund’s common shares as of March 31, 2008. (Beneficial ownership means voting power and/or investment power, which includes the power to dispose of shares.)

PROPOSAL 1

AMENDMENT OF INVESTMENT MANAGEMENT CONTRACT

General

     The Trustees recommend that shareholders approve Proposal 1 to amend the investment management contract to provide for leverage from traditional investment leverage, including bank debt, in the calculation of the investment management fees. The investment management contract cannot be changed without shareholder approval. The current method for calculating investment management fees does not take into account the fund’s use of bank debt. Since the fund uses bank debt, the amendment would allow the fee paid to the adviser to be directly aligned with the amount of assets that the adviser would be managing on behalf of the fund. The contractual investment management fee rates will not change if Proposal 1 is approved. Proposal 1 would also amend the investment management agreement for the fund to eliminate a contractual expense limitation that was originally imposed by state law but that is no longer required and that has never been triggered.

Current Calculation of Management Fees Under the Investment Management Contract

     The fund pays the adviser a monthly investment management fee approximately equivalent on an annual basis to 0.50% of average daily net assets (plus preferred shares) plus 5% of weekly gross income.

     In addition, the fund has a contractual expense limitation imposed under state law that provides for the reduction of investment management fees to the extent that total management fees exceeds 1% of average weekly net assets on an annual basis. The expense limitation has never been triggered by the fund.

Proposed Calculation of Management Fees Under the Investment Management Contract

     Proposal 1 seeks to amend the calculation of investment management fees from “net asset value (plus preferred shares)” to “Managed Assets.” Managed Assets would be defined as “the fund’s total assets (including any assets attributable to any leverage that may be outstanding) minus the sum of the fund’s accrued liabilities (other than liabilities representing investment leverage).” The fund distinguishes between “traditional investment leverage,” such as bank debt and preferred share issuance, and “notional leverage,” such as leverage that results from certain transactions, such as selling securities short or engaging in reverse repurchase agreements. The fund understands the term “investment leverage” in the definition to refer to “traditional investment leverage” and not to “notional leverage.” Proposal 1 would not change the management fee rates. However, the assets upon which such fee is calculated would be increased to include the effect of leveraging the fund. If leverage is not used, the amendment will not result in any change to a fund’s management fee. If leverage is used, the effective management fee incurred by the common shares would increase even though the fee rate would remain the same. Consequently, the fund and the adviser may have differing interests in determining whether to leverage a fund’s assets. The Trustees will monitor this potential conflict of interest.

     Without this amendment, the assets that the adviser would be required to manage if the fund is leveraged with bank debt would increase, together with the costs to the adviser associated with managing a larger asset base. However, the fee paid to the adviser would not increase and would no longer be directly aligned with the amount of assets that the adviser would be managing on behalf of the fund. The amendment will allow the adviser to be paid at the same rate on the assets managed.

     For its services under the current investment management contract (the “Current Advisory Contract”), the adviser is entitled to receive monthly management fees at the annual rate set forth above. At the meeting, shareholders will be asked to approve an amendment to the Current Advisory Contract (the “Advisory Contract Amendment”) to change the base amount used to calculate the adviser’s investment management fees and to eliminate the expense limitation as a provision of the investment management contract. A draft of the Advisory Contract Amendment is included as Appendix A to this proxy statement, marked to show changes from the relevant portion of the Current Advisory Contract. Under the Current Advisory Contract, the investment management fees are calculated by multiplying the specified annual percentage rate by a base amount equal to the fund’s average weekly net assets (plus preferred shares). A fund’s net assets consist of its total assets minus its liabilities.

     If the Advisory Contract Amendment is approved, the investment management fees would be calculated by multiplying the specified annual percentage rates by an amount equal to the average weekly value of the fund’s Managed Assets. The liquidation preference of the preferred shares would not be considered a liability for these purposes. Consequently, if the fund issues preferred shares and does not borrow, Managed Assets would generally be approximately equal to the fund’s net assets attributable to common shares plus the liquidation preference of any outstanding preferred shares. The foregoing specified annual percentage rates would be unchanged from the Current

Advisory Contract, but the dollar amount of fees payable under the Advisory Contract Amendment will be higher from those payable under the Current Advisory Contract to the extent that the fund engages in traditional leverage, including bank debt and preferred shares. The proposed change to the investment management fee structure may provide the adviser with an incentive to increase the Managed Assets upon which it is compensated by leveraging the fund. We note that several other closed-end funds managed by the adviser, which are managed in a similar manner to the fund, are charged advisory fees on the basis of the funds’ Managed Assets, notably John Hancock Preferred Income Fund, John Hancock Preferred Income Fund II, and John Hancock Preferred Income Fund III.

     The aggregate amount of investment management fees that the fund paid to the adviser during the fiscal year ended October 31, 2007 was $4,068,808. If the Advisory Contract Amendment had been in effect during 2007, the aggregate amount of the investment management fee would have been the same because the fund was leveraged with preferred shares rather than bank debt and the expense limitation was not triggered (assuming that the fund could have incurred bank debt with the same value as the preferred shares). Because the asset coverage requirements for bank debt are different from those applicable to the fund’s use of preferred leverage, the fund would not have been able to borrow the same amount from banks that it employed in preferred leverage. As a result, the fund’s Managed Assets would have been lower and the fund would have incurred lower advisory fees if it had used bank debt rather than preferred leverage during the period.

     The following table shows the fund’s expenses expressed as a percentage of average assets attributable to common stock: (i) based on actual expenses incurred during the fiscal year ended October 31, 2007 under the Current Advisory Contract (including preferred leverage and assuming no preferred leverage); and (ii) on a pro-forma basis as if the Advisory Contract Amendment had been in effect during 2007 and the fund had leveraged the fund using bank debt rather than preferred shares. If Proposal 1 is approved, the fund’s actual annual expenses may be substantially higher or lower than the estimated amount.

ANNUAL EXPENSES (as a percentage of net assets attributable to common stock)

	2007	2007
	(ACTUAL, INCLUDING	(PRO FORMA, ASSUMING
	PREFERRED LEVERAGE)	BANK DEBT)
	Based on	Based on
	Net Assets	Managed Assets

Management Fees	1.18%(1)	0.78%
Other Expenses	0.53%	0.28%
Interest Payments on Borrowed Funds	None	2.10%(2)
Total Annual Expenses	1.71%	3.16%
Dividends on Preferred Shares	2.31%	None
Total Annual Fund Operating Expenses and
Dividends on Preferred Shares	4.02%	3.16%

	2007	2007
	(ACTUAL, ASSUMING NO	(PRO FORMA, ASSUMING
	PREFERRED LEVERAGE)	BANK DEBT)
	Based on	Based on
	Net Assets	Managed Assets

Management Fees	0.78%	0.78%
Other Expenses	0.34%	0.28%(2)
Interest Payments on Borrowed Funds	None	2.10%
Total Annual Expenses	1.12%	3.16%

(1)	Based on the fund’s net assets plus the fund’s preferred shares.

(2)	Reflects finance fees that would have been incurred for the use of a third party credit facility. The credit facility was utilized to redeem and replace the outstanding Auction Rate Preferred Securities (“ARPS”), and change the form of leverage from ARPS to debt.

EXAMPLE: The following table shows the expenses a shareholder of the fund would pay on an investment of $1,000, assuming a 5% annual return and redemption at the end of each period, on an actual basis and on a pro forma basis as if the Amendment had been in effect during 2007 and the fund’s leverage had consisted of bank debt rather than preferred shares. This example should not be considered a representation of future return or expenses. Annual return or expenses may be greater or less than those shown.

	2007	2007	2007
	(ACTUAL, INCLUDING	(ACTUAL, ASSUMING NO	(PRO FORMA,
	PREFERRED LEVERAGE)	PREFERRED LEVERAGE)	ASSUMING BANK DEBT)
Period	Based on Net Assets	Based on Net Assets	Based on Managed Assets

1 year	$ 404	$114	$319
3 years	$1,224	$356	$974
5 years	$2,060	$617	$1,654
10 years	$4,223	$1,363	$3,467

Elimination of the Expense Limitation

     The expense limitations in the Current Advisory Contract were required by old state “blue sky” laws. These limitations reduce investment management fees to the extent that total management fees exceeded one percent of the fund’s average weekly net assets. The expense limitations have never been triggered for the fund as the fund’s total investment management fee as a percentage of fund net assets (plus the value of the fund’s preferred shares) has never exceeded the expense limitation percentages. The following table shows the management fees payable on the percentage of fund average weekly net assets (and, therefore, subject to the limitations described above) for the past five fiscal years.

2007	2006	2005	2004	2003
0.78%	0.79%	0.78%	0.79%	0.81%

     These state law-imposed expense limitations are no longer required in fund investment management contracts. Since Proposal 1 is being presented to shareholders to amend the investment management contract with respect to the issuance of bank debt as described above, it was determined to be an appropriate time to seek to amend the investment management contract to also remove this expense limitation provision.

Terms of the Investment Management Contract

     The adviser serves as investment adviser to the fund pursuant to the Current Advisory Contract. The Current Advisory Contract was approved by the fund’s shareholders at a meeting held on May 6, 1992. The Trustees approved the continuance of the Current Advisory Contract on June 10, 2008, when the Trustees, including a majority of the disinterested Trustees, approved its continuation for a twelve-month period commencing July 1, 2008.

     In the Current Advisory Contract, the adviser agrees, subject to the supervision of the Trustees, to provide a continuous investment program and strategy for the fund, including investment research and management with respect to all of its securities, other investments, and cash equivalents and to make decisions with respect to and place orders for all purchases and sales of portfolio securities. The Current Advisory Contract also requires the adviser to prepare or supervise the preparation of reports to the SEC or any other governmental authority; provide personnel to act as officers of the fund and pay the salaries of such officers; assist to the extent requested by the fund with the fund’s preparation of its annual and semi-annual reports to shareholders; transmit information concerning purchases and sales of the fund’s portfolio securities to the custodian for proper settlement; supply the fund and its Trustees with reports and statistical data as requested; and prepare a quarterly brokerage allocation summary.

     The Current Advisory Contract provides that the adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the fund in connection with the performance of the Current Advisory Contract, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the adviser in the performance of its duties or from reckless disregard of its obligations and duties under the Current Advisory Contract.

     If approved at the meeting, the Advisory Contract Amendment will become effective immediately, but only if the fund’s shareholders also approve Proposal 2 with respect to the sub-investment management contract. If the Advisory Contract Amendment is not approved, the Current Advisory Contract will remain in effect until June 30, 2009, subject to further continuation or earlier termination in accordance with its terms.

Information about the adviser

     The adviser, John Hancock Advisers, LLC, located at 601 Congress Street, Boston, Massachusetts 02210-2805, was organized in 1968 and as of March 31, 2008 had approximately $30 billion in assets under management in its capacity as investment adviser to the fund and other funds in the John Hancock group of funds, as well as retail and institutional privately managed accounts. The adviser is a wholly owned subsidiary of John Hancock Financial Services, located at 601 Congress Street, Boston, Massachusetts 02210-2805, which in turn is a subsidiary of Manulife Financial Corporation, located at 200 Bloor Street East, Toronto, Ontario M4W 1E5, a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Funds under management by Manulife Financial and its subsidiaries were Cdn$ 400 billion (US$ 389 billion) as of March 31, 2008.

     The following table lists the chief executive officer and the directors of the adviser. The address of each of these individuals is 601 Congress Street, Boston, Massachusetts 02210-2805.

Position with the Adviser
Keith F. Hartstein James R. Boyle John G. Vrysen	Director, President and Chief Executive Officer Chairman and Director Director, Executive Vice President and Chief Operating Officer

The following table lists the Trustees and officers of the fund who are also officers or directors of the adviser.

	Position with the Fund	Position with the Adviser
James R. Boyle	Trustee	Chairman and Director
Keith . Hartstein	President and Chief Executive Officer	Director, President and Chief
Executive Officer
Francis V. Knox, Jr.	Chief Compliance Officer	Chief Compliance Officer
John G. Vrysen	Chief Operating Officer	Director, Executive Vice President and
Chief Operating Officer

     During 2007, the fund did not pay brokerage commissions to any broker-dealer that was affiliated with the adviser.

Other services performed by the adviser for the fund

     The fund has an administration agreement with the adviser to perform necessary tax, accounting and legal services for the Fund. The compensation for the year was at an annual rate of approximately 0.10% of the average managed assets of the fund. The amount paid to the adviser by the fund pursuant to this agreement for the fiscal year ended October 31, 2007 was $523,425.

Management of similar funds

     The following table lists each fund currently managed by the adviser with an investment objective that is similar to that of your fund, as well as the size of each such fund, the fee rate payable to adviser and indicates whether the adviser has agreed to waive or reduce a portion of its fee.

		Fee rate
	Fund managed assets	(as a percentage of average
Fund	as of 10/31/07	weekly managed assets)
John Hancock Preferred Income Fund	$867,654,622	0.75%(a)(b)
John Hancock Preferred Income Fund II	$733,131,047	0.75%(a)(b)
John Hancock Preferred Income Fund III	$1,034,447,665	0.75%(a)(b)

(a)	Includes assets attributable to leverage.

(b)	The adviser has contractually agreed to limit the fund’s management fee to the following: 0.55% of the fund’s average daily managed assets until the fifth anniversary of the fund’s operations, 0.60% of such assets in the sixth year, 0.65% of such assets in the seventh year, and 0.70% of such assets in the eighth year. After the eighth year, the adviser will no longer waive a portion of the management fee.

Trustees Evaluation and Recommendation

     On May 6, 2008, the Trustees of the fund, including all of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the fund, the adviser (the “Independent Trustees”), met in person to consider whether it would be in the best interests of the fund and its shareholders to enter into the Advisory Contract Amendment. In considering the best interests of the fund and its shareholders, the Trustees took into account all factors that they deemed relevant. The factors considered included the potential benefits that the fund and its common shareholders may realize from a leveraging strategy and the fact that the adviser would be unwilling to continue managing the fund on a leveraged basis unless the increased costs to the adviser in managing such a fund were compensated through the fee that the adviser receives from the fund. The Trustees also considered: (1) the nature, quality and extent of the services furnished to the fund by the adviser; (2) the adviser’s experience in managing leveraged closed-end funds; (3) the investment record of the fund; (4) the expense ratio of the fund on a historical basis and after giving effect to leverage; and (5) the benefits to the adviser from the revised fee calculation in the Advisory Contract Amendment. The Independent Trustees determined that: (1) performance results were reasonable as compared with relevant performance standards, including the performance results of comparable funds derived from data provided by Lipper Inc. and appropriate indexes; (2) fees charged by the adviser for investment advisory and administrative services were reasonable based on average advisory fees and operating expenses for comparable funds; and (3) adviser investment staff and portfolio management experience in managing the fund and the historical quality of services provided by the adviser was appropriate.

     After reviewing and discussing the terms and provisions of the Advisory Contract Amendment in light of the foregoing factors, the Trustees, including all of the Independent Trustees, determined that the Advisory Contract Amendment is in the fund’s and shareholders’ best interests and will enable the fund to enjoy high quality investment advisory services at a cost the Trustees deem appropriate and reasonable. They also concluded that the proposed change in the manner in which the management fees are calculated are in the best interests of the fund and its shareholders because the changes align the adviser’s compensation more closely with the actual value of the fund’s assets under management. The Trustees also concluded that it was appropriate to ask shareholders to eliminate the expense limitation provision in the Current Advisory Contract because it is no longer required by state law and has never been triggered.

Trustee Recommendation Concerning Proposal 1

     The Trustees unanimously recommend that shareholders vote FOR Proposal 1 to amend the investment management contract.

Required Vote For Proposal 1

     Proposal 1 must be approved by the vote of a majority of the fund’s shares (as described below). If shareholders do not approve the Advisory Contract Amendment, the investment management contract will not be amended. In addition, if shareholders approve the Advisory Contract Amendment but not Proposal 2 with respect to the revision of the sub-investment management contract, the investment management contract will not be amended. The Trustees will consider what further action, if any, to take in the event that both Proposal 1 and Proposal 2 are not approved.

PROPOSAL 2

AMENDMENT OF SUB-INVESTMENT MANAGEMENT CONTRACT

General

     The Trustees recommend that shareholders approve Proposal 2 to amend the sub-investment management contract to provide for leverage from bank debt in the calculation of the sub-investment management fees. The sub-investment management contract cannot be changed without shareholder approval. The current method for calculating sub-investment management fees does not take into account the fund’s use of bank debt. Since the fund uses bank debt, the amendment would allow the fee paid to the sub-adviser to be directly aligned with the amount of assets that the sub-adviser would be managing on behalf of the fund. The contractual sub-investment management fee rates will not change if Proposal 2 is approved.

Current Calculation of Management Fees Under the Sub-Investment Management Contract

     The adviser pays the sub-adviser a monthly sub-investment management fee approximately equivalent on an annual basis to 0.20% of average daily net assets (plus preferred shares).

Proposed Calculation of Management Fees Under the Sub-Investment Management Contract

     Proposal 2 seeks to amend the calculation of sub-investment management fees from “net asset value (plus preferred shares)” to “Managed Assets.” Managed Assets would be defined as “the fund’s total assets (including any assets attributable to any leverage that may be outstanding) minus the sum of the fund’s accrued liabilities (other than liabilities representing investment leverage).” The fund distinguishes between “traditional investment leverage,” such as bank debt and preferred share issuance, and “notional leverage,” such as leverage that results from certain transactions, such as selling securities short or engaging in reverse repurchase agreements. The fund understands the term “investment leverage” in the definition to refer to “traditional investment leverage” and not to “notional leverage.” Proposal 2 would not change the sub-investment management fee rates. However, the assets upon which such fees are calculated would be increased to include the effect of leveraging the fund. If leverage is not used, the amendment will not result in any change to a fund’s sub-investment management fees. If leverage is used, the effective sub-investment management fee paid by the adviser would increase even though the fee rate would remain the same. Consequently, the fund the sub-adviser may have differing interests in determining whether to leverage a fund’s assets. The Trustees will monitor this potential conflict of interest.

     Without this amendment, the assets that the sub-adviser would be required to manage if the fund is leveraged with bank debt would increase, together with the costs to the sub-adviser associated with managing a larger asset base. However, the fee paid to the sub-adviser would not increase and would no longer be directly aligned with the amount of assets that the sub-adviser would be managing on behalf of the fund. The amendment will allow the sub-adviser to be paid at the same rate on the assets managed.

     For its services under the current sub-investment management contract (the “Current Sub-Advisory Contract”), the sub-adviser is entitled to receive monthly management fees at the annual rate set forth above. At the meeting, shareholders will be asked to approve an amendment to the Current Sub-Advisory Contract (the “Sub-Advisory Contract Amendment”) to change the base amount used to calculate the sub-adviser investment management fees. A draft of the Sub-Advisory Contract Amendment is included as Appendix A to this proxy statement, marked to show changes from the relevant portion of the Current Sub-Advisory Contract. Under the Current Sub-Advisory Contract, the sub-investment management fees are calculated by multiplying the specified annual percentage rate by a base amount equal to the fund’s average weekly net assets (plus preferred shares). A fund’s net assets consist of its total assets minus its liabilities.

     If the Sub-Advisory Contract Amendment is approved, the sub-investment management fees would be calculated by multiplying the specified annual percentage rates by an amount equal to the average weekly value of the fund’s Managed Assets. The liquidation preference of the preferred shares would not be considered a liability for these purposes. Consequently, if the fund issues preferred shares and does not borrow, Managed Assets would generally be approximately equal to the fund’s net assets attributable to common shares plus the liquidation preference of any outstanding preferred shares. The foregoing specified annual percentage rates would be unchanged from the Current Sub-Advisory Contract, but the dollar amount of fees payable under the Sub-Advisory Contract Amendment will be higher from those payable under the Current Sub-Advisory Contract to the extent that the fund engages in leverage. The proposed change to the sub-investment management fee structure may provide the sub-adviser with an incentive to increase the Managed Assets upon which it is compensated by leveraging the fund. We note that several other closed-end funds managed by the sub-adviser, which are managed in a similar manner to the fund, are charged advisory fees on the basis of the funds’ Managed Assets, notably John Hancock Preferred Income Fund, John Hancock Preferred Income Fund II, and John Hancock Preferred Income Fund III.

     The aggregate amount of sub-investment management fees that the fund paid to the adviser during the fiscal year ended October 31, 2007 was $1,028,822.00. If the Sub-Advisory Contract Amendment had been in effect during 2007, the aggregate amount of the sub-investment management fee would have been the same because the fund was leveraged with preferred shares rather than bank debt and the expense limitation was not triggered (assuming that the fund could have incurred bank debt with the same value as the preferred shares). Because the asset coverage requirements for bank debt are different from those applicable to the fund’s use of preferred leverage, the fund would not have been able to borrow the same amount from banks that it employed in preferred leverage. As a result, the fund’s Managed Assets would have been lower and the fund would have incurred lower sub-advisory fees if it had used bank debt rather than preferred leverage during the period.

The fund’s overall expense structure is detailed in the discussion of Proposal 1.

Terms of the Sub-Investment Management Contract

     The sub-adviser serves as investment sub-adviser to the fund pursuant to the Current Sub-Advisory Contract. The Current Sub-Advisory Contract, dated December 31, 2005, resulted from a re-structuring of certain of the adviser’s portfolio management functions to the subadviser. The Trustees approved the continuance of the Current Sub-Advisory Contract on June 10, 2008, when the Trustees, including a majority of the disinterested Trustees, approved its continuation for a twelve-month period commencing July 1, 2008.

     In the Current Sub-Advisory Contract, the sub-adviser agrees, subject to the supervision of the adviser and the Trustees, to provide a continuous investment program and strategy for the fund, including investment research and management with respect to all of its securities, other investments, and cash equivalents and to make decisions with respect to and place orders for all purchases and sales of portfolio securities.

     The Current Sub-Advisory Contract provides that the sub-adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the fund in connection with the performance of the Current Sub-Advisory Contract, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the sub-adviser in the performance of its duties or from reckless disregard of its obligations and duties under the Current Sub-Advisory Contract.

     If approved at the meeting, the Sub-Advisory Contract Amendment will become effectively immediately, but only if the fund’s shareholders also approve Proposal 1 with respect to the investment management contract. If the Sub-Advisory Contract Amendment is not approved, the Current Sub-Advisory Contract will remain in effect until June 30, 2009, subject to further continuation or earlier termination in accordance with its terms.

Information about the sub-adviser

     The sub-adviser, MFC Global Investment Management (U.S.), LLC, located at 101 Huntington Avenue, Boston, Massachusetts 02199-7603, was organized in 1979 and provides investment advisory services to individual and institutional investors. The sub-adviser is also a wholly owned subsidiary of John Hancock Financial Services, Inc. and as of March 31, 2008 had approximately $30 billion in assets under management.

     The following table lists the chief executive officer and the directors of the sub-adviser. The address of each of these individuals is 101 Huntington Avenue, Boston, Massachusetts 02199-7603.

Position with the Sub-Adviser
Barry Evans Warren Thomas J-F Courville Keith F. Hartstein Janis Largesse Mark Schmeer Frank Saeli	Director, President, Chief Operating and Chief Fixed Income Officer Chairman and Director Director Director Director Director Director

The following table lists the Trustees and officers of the fund who are also officers or directors of the sub-adviser.

	Position with the Fund	Position with the Sub-Adviser
Keith F. Hartstein	President and Chief Executive Officer	Director

     During 2007, the fund did not pay brokerage commissions to any broker-dealer that was affiliated with the sub-adviser.

Management of similar funds

     The following table lists each fund currently managed by the sub-adviser with an investment objective that is similar to that of your fund, as well as the size of each such fund, the fee rate payable to sub-adviser and indicates whether the sub-adviser has agreed to waive or reduce a portion of its fee.

		Fee rate
	Fund managed assets	(as a percentage of average
Fund	as of 10/31/07	daily managed assets)
John Hancock Preferred Income Fund	$867,654,622	0.15%(a)
John Hancock Preferred Income Fund II	$733,131,047	0.15%(a)
John Hancock Preferred Income Fund III	$1,034,447,665	0.15%(a)

(a) Includes assets attributable to leverage.

Trustees Evaluation and Recommendation

     On May 6, 2008, the Trustees of the fund, including all of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the fund, or the sub-adviser (the “Independent Trustees”), met in person to consider whether it would be in the best interests of the fund and its shareholders to enter into the Sub-Advisory Contract Amendment. In considering the best interests of the fund and its shareholders, the Trustees took into account all factors that they deemed relevant. The factors considered included the potential benefits that the fund and its common shareholders may realize from a leveraging strategy and the fact that the sub-adviser would be unwilling to continue managing the fund on a leveraged basis unless the increased costs to the sub-adviser in managing such a fund were compensated through the fee that the sub-adviser receives from the adviser. The Trustees also considered: (1) the nature, quality and extent of the services furnished to the fund by the sub-adviser; (2) the sub-adviser’s experience in managing leveraged closed-end funds; (3) the investment record of the fund; (4) the expense ratio of the fund on a historical basis and after giving effect to leverage; and (5) the benefits to the sub-adviser from the revised fee calculation in the Sub-Advisory Contract Amendment. The Independent Trustees determined that: (1) performance results were reasonable as compared with relevant performance standards, including the performance results of comparable funds derived from data provided by Lipper Inc. and appropriate indexes; (2) fees charged by the sub-adviser for investment advisory services were reasonable based on average sub-advisory fees and operating expenses for comparable funds; and (3) sub-adviser investment staff and portfolio management experience in managing the fund and the historical quality of services provided by the sub-adviser was appropriate.

     After reviewing and discussing the terms and provisions of the Sub-Advisory Contract Amendment in light of the foregoing factors, the Trustees, including all of the Independent Trustees, determined that the Sub-Advisory Contract Amendment is in the fund’s and shareholders’ best interests and will enable the fund to enjoy high quality investment sub-advisory services at a cost the Trustees deem appropriate and reasonable. They also concluded that the proposed change in the manner in which the sub-investment management fees are calculated are in the best interests of the fund and its shareholders because the changes align the sub-adviser’s compensation more closely with the actual value of the fund’s assets under management.

Trustee Recommendation Concerning Proposal 2

     The Trustees unanimously recommend that shareholders vote FOR Proposal 2 to amend the sub-investment management contract.

Required Vote For Proposal 2

     Proposal 2 must be approved by the vote of a majority of the fund’s shares (as described below). If shareholders do not approve the Sub-Advisory Contract Amendment, the sub-investment management contract will not be amended. In addition, if shareholders approve the Sub-Advisory Contract Amendment but not Proposal 1 with respect to the Advisory Contract Amendment, the sub-investment management contract will not be amended. The Trustees will consider what further action, if any, to take in the event that both Proposal 1 and Proposal 2 are not approved.

VOTING; QUORUM; ADJOURNMENT

The adoption by the fund’s shareholders of either Proposal requires the affirmative vote of a majority of the shares of the fund with respect to the Proposal. A majority of the fund’s shares is defined as the lesser of: (i) 67% or more of the shares present at the meeting, if the holders of more than 50% of the shares are present or represented by proxy; or (ii) more than 50% of the outstanding shares of the fund.

The following table summarizes how the quorum and voting requirements are determined.

Shares	Quorum*	Voting
In General	All shares “present” in person or by	Shares present in person will be voted in
	proxy are counted in determining	person by the shareholder at the meeting.
	whether a quorum exists.	Shares present by proxy will be voted by
the proxyholder in accordance with
instructions specified in the proxy.

Broker Non-Vote	Considered “present” at meeting.	Same effect as a vote “against” a Proposal.

Proxy with No Voting	Considered “present” for determining	Will be voted “for” the proposal by
Instruction (other than	whether a quorum exists.	the proxyholder.
Broker Non-Vote)

Vote to Abstain	Considered “present” for determining	Same effect as a vote “against” a Proposal.
whether a quorum exists.

*	In order for a “quorum” to exist, a majority of the shares outstanding and entitled to vote must be present at the meeting, either in person or by proxy, determined in accordance with the table above.

     If a quorum is not present, the persons named as proxies may vote their proxies to adjourn the meeting to a later date. If a quorum is present, but there are insufficient votes to approve either Proposal, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation. Shareholder action may be taken on one or both Proposals prior to such adjournment. Proxies instructing a vote for a Proposal will be voted in favor of an adjournment with respect to that Proposal and proxies instructing a vote against a Proposal will be voted against an adjournment with respect to that Proposal.

MISCELLANEOUS

Expenses and Methods of Solicitation

     The costs of the meeting, including the solicitation of proxies, will be paid by the adviser. Persons holding shares as nominees will be reimbursed by the fund, upon request, for their reasonable expenses in sending soliciting material to the principals of the accounts. In addition to the solicitation of proxies by mail, Trustees, officers and employees of the fund or of the adviser may solicit proxies in person or by telephone and via the Internet.

John Hancock Advisers, LLC, 601 Congress Street, Boston, Massachusetts 02210-2805, serves as the fund’s investment adviser and administrator. Mellon Investor Services LLC has been retained to assist in the solicitation of proxies at a cost of approximately $50,000 plus reasonable expenses.

Telephone Voting

     In addition to soliciting proxies by mail, by fax or in person, the fund may also arrange to have votes recorded by telephone by officers and employees of the fund or by the personnel of the adviser, transfer agent, or the solicitor. The telephone voting procedure is designed to verify a shareholder’s identity, to allow a shareholder to authorize the voting of shares in accordance with the shareholder’s instructions and to confirm that the voting instructions have been properly recorded.

o	A shareholder will be called on a recorded line at the telephone number in the fund’s account records and will be asked to provide the shareholder’s Social Security number or other identifying information.

o	The shareholder will then be given an opportunity to authorize proxies to vote his or her shares at the meeting in accordance with the shareholder’s instructions.

Alternatively, a shareholder may call the Fund’s Voice Response Unit to vote:

o	Read the proxy statement and have your proxy card at hand.

o Call the toll-free-number located on your proxy card.

o Follow recorded instructions.

     With both methods of telephone voting, to ensure that the shareholder’s instructions have been recorded correctly, the shareholder will also receive a confirmation of the voting instructions.

     If the shareholder decides after voting by telephone to attend the meeting, the shareholder can revoke the proxy at that time and vote the shares at the meeting.

Internet Voting

     You will also have the opportunity to submit your voting instructions via the Internet by utilizing a program provided through a vendor. Voting via the Internet will not affect your right to vote in person if you decide to attend the meeting. Do not mail the proxy card if you are voting via the Internet. To vote via the Internet, you will need the information on your proxy card. These Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you are voting via the Internet you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which costs you must bear.

o Read the proxy statement and have your card on hand.

o Go to the Web site listed on the card.

o Follow the directions on the Web site. Please call 1-800-852-0218 if you have any problems.

o To insure that your instructions have been recorded correctly, you will receive a confirmation of your voting instructions immediately after your submission.

Other Matters

     The management of the fund knows of no business to be brought before the special meeting except as mentioned above. If, however, any other matters were properly to come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. If any shareholders desire additional information about the matters proposed for action, the management of the fund will provide further information.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

Dated: July 30, 2008

APPENDIX A

AMENDMENTS TO THE INVESTMENT ADVISORY AND SUB-ADVISORY CONTRACTS FOR JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

Note: this marked version included for shareholder reference to indicate proposed changes.

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

     It is hereby agreed that on May 6, 2008, the Board of Trustees of John Hancock Patriot Premium Dividend Fund (the “Fund”) voted to amend Section 5 of the Fund’s Investment Management Contract (dated May 6, 1992), effective [September 3], 2008 as follows:

Executed this [3rd day of September], 2008.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
By:
JOHN HANCOCK ADVISERS, LLC
By:

AMENDMENT TO SUB-ADVISORY AGREEMENT

Appendix A referenced in Section 3 COMPENSATION OF SUB-ADVISER of the Fund’s Sub-Advisory Agreement dated December 31, 2005, is hereby amended, effective [September 3], 2008, to reflect the following:

Executed this [3rd day of September], 2008.

By:
Name:
Title:

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

By:
Name:
Title:

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC

By:
Name:
Title:

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THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

Specify your vote by marking the appropriate spaces. If no specification is made, this proxy will be voted for proposals 1 and 2. The persons named as proxies have discretionary authority, which they intend to exercise in favor of the proposals referred to and according to their best judgment as to any other matters which may properly come before the meeting.

Please be sure to sign and date this Proxy.

Signature: ______________________ Date: ____________ Signature: ______________________ Date: ____________

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/pdt Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	**1-866-540-5760** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

Special Meeting of Shareholders
September 3, 2008

The undersigned holder of shares of beneficial interest of John Hancock Patriot Premium Dividend Fund II hereby appoints KEITH F. HARTSTEIN, GORDON M. SHONE and THOMAS M. KINZLER, and each of them singly, proxies and attorneys of the undersigned, with full power of substitution to each, for and in the name of the undersigned, to vote and act upon all matters at the Special Meeting of Shareholders of the Fund to be held on Wednesday, September 3, 2008 at the offices of the Fund, 601 Congress Street, Boston, Massachusetts, at 2:00 p.m., Eastern Time and at any and all adjournments thereof, in respect of all shares of the Fund held by the undersigned or in respect of which the undersigned would be entitled to vote or act, with all powers the undersigned would possess if personally present. All proxies previously given by the undersigned in respect of said meeting are hereby revoked.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please complete, sign, date and return this proxy in the enclosed envelope as soon as possible. Please sign exactly as your name or names appear in the box on the reverse. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your John Hancock Patriot Premium Dividend Fund II account online.

Access your John Hancock Patriot Premium Dividend Fund II shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for John Hancock Patriot Premium Dividend Fund II, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

*******TRY IT OUT*******

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

2008 Proxy Voting Site

BNY MELLON
SHAREOWNER SERVICES

To Vote Separately On Each Proposal for John Hancock Patriot Premium Dividend Fund II - Check The Boxes Below:

The Board Of Trustees recommends a vote For Proposals 1 and 2.

PROPOSAL 1

For ○	Against ○	Abstain ○

PROPOSAL 2

For ○	Against ○	Abstain ○

Click Here To Register Your Vote

2008 Proxy Voting Site

BNY MELLON
SHAREOWNER SERVICES

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II THANKS YOU FOR VOTING ELECTRONICALLY

Voting Summary

Your Control Number: 00100090000

7/29/2008 3:40:31 PM EDT

Proposal 1:

You Voted: For

Proposal 2:

You Voted: For

Electronic Access: Choose MLink[SM] for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please have your 12 digit Investor ID and PIN handy to log in to ISD.

To change your address click here.

THANK YOU FOR VOTING

Your vote has been successfully recorded and will be tabulated by BNY Mellon Shareowner Services within 24 hours. It is not necessary for you to mail back your voting card.

To vote another Proxy - CLICK HERE.

Please exit your browser program as you normally do.